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                                                                     EXHIBIT 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

May 15, 2003

IntraBiotics Pharmaceuticals, Inc.
2483 East Bayshore Road, Suite 100
Palo Alto, CA  94303

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 2,762,103 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), 1,841,404 shares of which are issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Conversion Shares") and 920,699 shares of which are issuable upon exercise of certain currently issued and outstanding warrants to purchase the Common Stock (the "Warrant Shares"). The Company's Series A Convertible Preferred Stock and the warrants (the "Warrants") pursuant to which the Warrant Shares may be issued were issued pursuant to certain Preferred Stock and Warrant Purchase Agreements, dated February 5, 2003, as amended on February 11, 2003 and April 10, 2003, by and between the Company and each Investor thereto. The Series A Conversion Shares and the Warrant Shares may be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Series A Conversion Shares when issued upon conversion of the Company's Series A Convertible Preferred Stock and (ii) the Warrant Shares when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP

/s/ Laura A. Berezin
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Laura A. Berezin